INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

The Board of Directors
Texada Ventures Inc.
(an Exploration Stage Company)

We consent to the use in the third amended Registration Statement of Texada Ventures Inc. (an Exploration Stage Company) on Form SB-2/A of our Report of Independent Registered Public Accounting Firm dated July 5, 2005 on the balance sheet of Texada Ventures Inc. (an Exploration Stage Company) as of November 30, 2004, and the related Statements of Operations, Stockholders’ Equity and Cash Flows for the period from October 17, 2001 (inception) to November 30, 2004.

In addition, we consent to the reference to us under the heading “Interests Of Named Experts And Counsel” in the Registration Statement.

/s/ Telford Sadovnick, P.L.L.C.

TELFORD SADOVNICK, P.L.L.C.
CERTIFIED PUBLIC ACCOUNTANTS

Bellingham, Washington

July 21, 2005